Exhibit 23.4


                 [LETTERHEAD OF DELOITTE & TOUCHE LLP]


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-4026 of First Nationwide (Parent) Holdings Inc. on Form S-1 of our report dated April 15, 1996, (relating to the consolidated financial statements of SFFed Corp. for the years ended December 31, 1995, 1994 and 1993 and which expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of SFFed Corp.) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

May 15, 1996